Schedule A to the Guinness Atkinson Funds

Rule 12b-1 Distribution and Service Plan

Participating Funds

Alternative Energy Fund

Asia Focus Fund

Asia Pacific Dividend Builder Fund

China & Hong Kong Fund

Dividend Builder Fund

Global Energy Fund

Global Innovators Fund – Investor Class

Renminbi Yuan & Bond Fund

Smart Transportation ETF